Exhibit 10.4

September 24, 2010 BVD for Canyon DTT for trustee	$1,300,000

INSTALLMENT PROMISSORY NOTE

Canyon E&P Company, a Texas corporation (the "Maker''), does hereby promise to pay to the order of Kieran Ryan, acting in his capacity as the duly appointed Trustee of the Orbit Petroleum Inc. bankruptcy estate, pending in the U.S. Bankruptcy Court for the District of New Mexico, case No. 08-10408 s11 (the "Lender''), the sum of One Million Three Hundred Thousand Dollars ($1,300,000), as follows:

--$200,000 on or before six months after the date of this Note;

--An additional $300,000 within 12 months after the date of this Note; and

--An additional $800,000 within 24 months after the date of this Note.

Maker shall be in default if any payment due is not made within 10 days of the due date. On default, interest shall start to accrue on the unpaid principal balance at 10% per year simple interest, if such default is not cured within 10 days after receipt of written notice of such default. After an uncured default, Lender may accelerate all amounts due, and this Note shall become due and payable in full.

The Maker's obligations hereunder shall be secured by one or more mortgages on certain oil and gas leases sold to Maker by the Lender.

Maker agrees to pay all costs of collection of any amounts due hereunder when incurred, including, without limitation, reasonable attorneys' fees and expenses.

All payments will be applied first to costs of collection, then to accrued interest and then to principal.  This Note may be prepaid in full or any part at any time without penalty.

This Note shall be governed by and construed in accordance with New Mexico law.

After maturity this Note shall be due and payable in full without further notice or demand. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Maker and any other person who signs, guarantees, or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker, or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this Note, or release any party or guarantor or collateral; or impair, fail to realize upon, or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone, all without releasing them from liability. All such parties also agree that Lender may modify this Note without the consent of or notice to anyone other than the party with whom the modification is made, without releasing such parties from liability.

Notices may be given to the following address:

Canyon:                 251 O'Connor Ridge Blvd, Suite 265
Irvine, Texas 75038

Made and delivered on this 24th day of September, 2010.
BVD for Canyon
DTT for trustee

Canyon E&P Company, a Texas corporation

By:	/s/ J. Michael Myers
J. Michael Myers, President